                             REVOLVING CREDIT NOTE

$20,000,000.00                                                  October 18, 1995

FOR VALUE RECEIVED, on or before May 12, 1997 ("Maturity Date") PMC COMMERCIAL TRUST ("Borrower"), does hereby unconditionally promise to pay to the order of BANK ONE, TEXAS, NATIONAL ASSOCIATION ("Bank"), at its offices in Tarrant County, Texas at 500 Throckmorton, Fort Worth, Texas 76102, the principal amount of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) ("Total Principal Amount"), or such amount less than the Total Principal Amount which is outstanding from time to time if the total amount outstanding hereunder is less than the Total Principal Amount, in lawful money of the United States of America, together with interest on such portion of the Total Principal Amount which has been drawn until paid at the rates per annum provided below.

1. Definitions. For purposes of this Note, unless the context otherwise requires, the following terms shall have the definitions assigned to such terms as follows:

         "Adjusted Base Rate" shall mean a rate equal to the remainder of (i) the Base Rate, less (ii) one-half of one percent (.5%) per annum.

         "Adjusted LIBOR Rate" shall mean with respect to each Interest Period, on any day thereof an amount equal to the sum of (i) two percent (2%), plus,
(ii) the quotient of (a) the LIBOR Rate with respect to such Interest Period, divided by (b) the remainder of 1.0 less the Reserve Requirement in effect on such day. Each determination by Bank of the Adjusted LIBOR Rate shall, in the absence of manifest error, be conclusive and binding.

         "Base Rate" shall mean the Prime Rate of interest per annum as published from time to time in Money Rates in The Wall Street Journal (or if such Prime Rate is not published in The Wall Street Journal, such other comparable rate of interest selected by the Bank in its sole discretion and published in a comparable financial publication.

         "Base Rate Balance" shall mean that portion of the principal balance of this Note bearing interest at a rate based upon the Adjusted Base Rate.

         "Business Day" shall mean any day other than a Saturday, Sunday or, any other day on which national banking associations are authorized to be closed.

         "Consequential Loss" shall mean, with respect to Borrower's payment of all or any portion of the then-outstanding principal amount of any LIBOR Balance on a day other than the last day of the Interest Period related thereto, any loss, cost or expense incurred by Bank in redepositing such principal amount, including the sum of (i) the interest which, but for such payment, Bank would have earned in respect of such principal amount so paid, for the remainder of the Interest Period applicable to such sum, reduced, if Bank is able redeposit such principal amount so paid for the balance of such Interest Period, by the interest earned by Bank as a result of so redepositing such principal amount plus (ii) any expense or penalty incurred by Bank on redepositing such principal amount.

                                      10.6
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         "Contract Rate" shall mean a rate of interest based upon the Adjusted
LIBOR Rate or Adjusted Base Rate in effect at any time pursuant to an Interest Notice.

         "Dollars" shall mean lawful currency of the United States of America.

         "Event of Default" shall mean the (a) failure of Borrower to pay any installment of principal of or interest on this Note to Bank when due, (b) the occurrence of an event of default specified in any of the other Loan Documents, or (c) the bankruptcy or insolvency of, the assignment for the benefit of creditors by, or the appointment of a receiver for any of the property of, or the liquidation, termination, or dissolution of, any party liable for the payment of this Note, whether as maker, endorser, guarantor, surety or otherwise.

         "Excess Interest Amount" shall mean, on any date, the amount by which
(i) the amount of all interest which would have accrued prior to such date on the principal of this Note, had the applicable Contract Rate at all times been in effect without limitation by the Maximum Rate, exceeds (ii) the aggregate amount of interest accrued on this Note on or prior to such date.

         "Interest Notice" shall mean the notice given by Borrower to Bank of the Interest Options selected hereunder. Each Interest Notice shall specify the Interest Option selected, the amount of the unpaid principal balance of this Note to bear interest at the rate selected and, if the Adjusted LIBOR Rate is specified, the length of the applicable Interest Period. An Interest Notice may be written or oral (if promptly confirmed thereafter in writing) and Bank is hereby authorized and directed to honor all telephonic Interest Notices from any person authorized to request advances hereunder.

         "Interest Option" shall have the meaning assigned to such term in paragraph 6 hereof.

         "Interest Payment Date" shall mean (i) in the case of the Base Rate Balance, January 1, 1996, April 1 , 1996, July 1 , 1996, October 1 , 1996, January 1, 1997, April 1, 1997, and on the Maturity Date, and (ii) in the case of any LIBOR Balance, the last day of the corresponding Interest Period with respect to such LIBOR Balance and the maturity of this Note.

         "Interest Period" shall mean, with respect to any LIBOR Balance, a period commencing: (i) on any date which, pursuant to an Interest Notice, the principal amount of such LIBOR Balance begins to accrue interest at the Adjusted LIBOR Rate, or (ii) the Business Day following the last day of the immediately preceding Interest Period in the case of a rollover to a successive Interest Period and ending 30, 60 or 90 days thereafter as Borrower shall elect in accordance with the provisions hereof; provided, that: (A) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the succeeding LIBOR Business Day and (B) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

         "LIBOR Balance" shall mean any principal balance of this Note which, pursuant to an Interest Notice, bears interest at a rate based upon the Adjusted LIBOR Rate for the Interest Period specified in such Interest Notice.

         "LIBOR Business Day" shall mean a day on which dealings in Dollars are carried out in the London interbank Eurodollar market.

         "LIBOR Rate" shall mean, with respect to each Interest Period, the rate of interest per annum at which deposits in Dollars are offered by the major London clearing banks, as reported by Knight-Ridder news service (or such other similar news reporting service as Bank may subscribe to at the time such LIBOR Rate is determined), in the London interbank Eurodollar market for a period of time equal or comparable to such Interest Period and in an amount equal to or comparable to the principal amount of the LIBOR Balance to which such Interest Period relates. The LIBOR Rate for such Interest Period to which it relates, shall (i) be determined as of 11:00 a.m. (London, England time) on the first LIBOR Business Day of such Interest Period, and (ii) shall be rounded upward, if necessary, to the nearest one-one hundredth of one percent.

         "Loan Agreement" shall mean that certain Loan Agreement dated May 12, 1995 by and between Bank and Borrower, as amended by First Amendment of even date herewith.

         "Loan Documents" shall mean this Note, the Loan Agreement and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to this Note.

         "Maximum Rate" shall mean, with respect to the holder hereof, the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the indebtedness evidenced by this Note under the laws which are presently in effect in the United States and the State of Texas applicable to such holder and such indebtedness or, to the extent permitted by law, under such applicable laws of the United States and the State of Texas which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than
applicable laws now allow.   To the extent that TEX. REV. CIV. STAT. ANN. art.
5069-1.04, as amended (the "Act"), is relevant to any holder of this Note for the purposes of determining the Maximum Rate, each such holder elects to determine such applicable legal rate under the Act pursuant to the "indicated rate ceiling," from time to time in effect, as referred to and defined in article 1.04(a)(1) of the Act; subject, however, to the limitations on such applicable ceiling referred to and defined in article 1.04(b)(2) of the Act, and further subject to any right such holder may have subsequently, under applicable law, to change the method of determining the Maximum Rate. If no Maximum Rate is established by applicable law, then the Maximum Rate shall be equal to eighteen percent (18%).

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Reserve Requirement" shall, on any day, mean that percentage (expressed as a decimal fraction) which is in effect on such day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body) for determining the reserve requirements including without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D with respect to "Eurocurrency liabilities" as currently defined in Regulation D, or under any similar or successor regulation. For purposes of this definition, any LIBOR Balances hereunder shall be deemed "Eurocurrency liabilities" under Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. Bank's determination of the Reserve Requirement shall be conclusive.

         2       Payments of Interest and Principal.  Interest on the unpaid principal balance of this Note shall be due and payable on each Interest Payment Date as it accrues and the entire unpaid principal balance of this Note, and all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.
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         3.      Rates of Interest.  The unpaid principal of the Base Rate
Balance shall bear interest at a rate per annum which shall from day to day be equal to the lesser of (i) the Adjusted Base Rate in effect from day to day, or
(ii) the Maximum Rate. The unpaid principal of each LIBOR Balance shall bear interest at a rate per annum which shall from day to day be equal to the lesser of (i) the Adjusted LIBOR Rate for the Interest Period in effect with respect to such LIBOR Balance, or (ii) the Maximum Rate. Each change in the interest rate applicable to a Base Rate Balance shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Adjusted Base Rate. Interest on this Note shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days.

         4. Interest Recapture. If on each Interest Payment Date or any other date on which interest payments are required hereunder, Bank does not receive interest on this Note computed at the Contract Rate because such Contract Rate exceeds or has exceeded the Maximum Rate, then Borrower shall, upon the written demand of Bank, pay to Bank in addition to the interest otherwise required to be paid hereunder, on each Interest Payment Date thereafter, the Excess Interest Amount (calculated as of such later Interest Payment Date); provided that in no event shall Borrower be required to pay, for any Interest Period, interest at a rate exceeding the Maximum Rate effective during such period.

         5. Interest on Past Due Amounts. To the extent any interest is not paid on or before the fifth day after it becomes due and payable, Bank may, at its option, add such accrued but unpaid interest to the principal of this Note. Notwithstanding anything herein to the contrary, upon an Event of Default or at maturity, whether by acceleration or otherwise, all principal of this Note shall, at the option of Bank, bear interest at the Maximum Rate until paid.

         6. Interest Option. Subject to the provisions hereof, Borrower shall have the option (an "Interest Option") of having designated portions of the unpaid principal balance of this Note bear interest at a rate based upon the Adjusted LIBOR Rate or Adjusted Base Rate as provided in paragraph 3 hereof; provided, however, that the selection of the Adjusted LIBOR Rate for a particular Interest Period shall not be for less than $10,000.00 of unpaid principal or an integral multiple thereof. The Interest Option shall be exercised in the manner provided below:

                 (i) At Time of Borrowing. Contemporaneously with each request for an advance by Borrower under Paragraph 9 herein, Borrower shall give Bank an Interest Notice indicating the initial Interest Option selected with respect to the principal balance of such advance.

                 (ii) At Expiration of Interest Periods. On or before the day of termination of any Interest Period, Borrower shall give Bank an Interest Notice indicating the Interest Option to be applicable to the corresponding LIBOR Balance upon the expiration of such Interest Period. If the required Interest Notice shall not have been timely received by Bank prior to the expiration of the then-relevant Interest Period, Borrower shall be deemed to have selected a rate based upon the Adjusted Base Rate to be applicable to such LIBOR Balance upon the expiration of such Interest Period and to have given Bank notice of such selection.

                 (iii) Conversion From Adjusted Base Rate. During any period in which any portion of the principal hereof bears interest at a rate based upon the Adjusted Base Rate, Borrower shall have the right, on any Business Day (the "Conversion Date"), to convert all or a portion of such principal amount from the Base Rate Balance to a LIBOR Balance by giving Bank an Interest Notice of such selection on or before such Conversion Date.

An Interest Notice may be in writing. All written Interest Notices are effective only upon receipt by Bank. Each Interest Notice shall be irrevocable and binding upon Borrower.

         7.      Special Provisions For LIBOR Pricing.

                 a. Inadequacy of LIBOR Loan Pricing. If Bank determines that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in Dollars (in the applicable amounts) are not being offered to United States financial institutions in the interbank eurodollar market for such Interest Period, or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to Bank of making or maintaining a LIBOR Balance for the applicable Interest Period, Bank shall forthwith give notice thereof to Borrower, whereupon until Bank notifies Borrower that the circumstances giving rise to such suspension no longer exist, (i) the right of Borrower to select an Interest Option based upon the LIBOR Rate shall be suspended, and (ii) Borrower shall be deemed to have converted each LIBOR Balance to the Base Rate Balance in accordance with the provisions hereof on the last day of the then-current Interest Period applicable to such LIBOR Balance.

                 b. Illegality. If the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Bank to make or maintain a LIBOR Balance, Bank shall so notify Borrower. Upon receipt of such notice, Borrower shall be deemed to have converted any LIBOR Balance to the Base Rate Balance, on either
(i) the last day of the then-current Interest Period applicable to such LIBOR Balance if Bank may lawfully continue to maintain and fund such LIBOR Balance to such day, or (ii) immediately, if Bank may not lawfully continue to maintain such LIBOR Balance to such day.

         8. Extension, Place and Application of Payments. Should the principal of, or any interest on, this Note become due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable with respect to such extension. All payments of principal of, and interest on, this Note shall be made in lawful money of the United States of America in immediately available funds. Payments made to Bank by Borrower hereunder shall be applied first to accrued but unpaid interest and then to outstanding principal.

         9. Advances. Subject to the terms of this Note and the Loan Agreement, Borrower may request advances ("Advances") hereunder and make payments from time to time during the term of this Note, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time hereunder shall not exceed the sum of the Total Principal Amount. The unpaid balance of this Note shall increase and decrease with each new Advance or payment hereunder as the case may be. This Note shall not be deemed terminated or canceled prior to the Maturity Date, although the entire principal balance hereof may from time to time be paid in full. Subject to the provisions of this Note and the Loan Agreement, Borrower may borrow, repay and reborrow hereunder from the date hereof until the Maturity Date. Each Advance hereunder shall be in an amount not less than $10,000.00 or an integral multiple thereof. If any Advance request is received by Bank on or prior to 11:00 a.m. (Fort Worth, Texas time) on funds designated to accrue interest at the Adjusted Base Rate, Bank shall make available at Bank's office in Fort Worth, Texas not later than 2:00 p.m. (Fort Worth, Texas time) on the day of such Advance request (or the date specified in such request), the amount of such request in immediately available funds. If any Advance request is received by Bank after 11:00 a.m. (Fort Worth, Texas time) on funds designated to accrue interest at the Adjusted Base Rate,. Bank shall make available at Bank's office in Fort Worth, Texas not later than 2:00 p.m. (Fort Worth, Texas time) on the Business Day after the day of such request (or a later date if specified in such request), the amount of such request in immediately available funds. Each request for an Advance on funds designated to accrue interest at the Adjusted LIBOR Rate must be received by Bank on or before the Business Day upon which the Advance
requested is desired by Borrower.   Each request for an Advance hereunder must
be accompanied by an Interest Notice for the funds to be advanced thereunder; provided, however, if an Interest Notice does not accompany an Advance request, Borrower shall be deemed to have designated the Adjusted Base Rate. Each request for an Advance by Borrower hereunder shall be irrevocable and binding on Borrower. An Advance request may be written or oral and Bank is authorized and directed to honor all telephonic requests for Advances from any person authorized to request Advances hereunder. Borrower agrees to indemnify and hold Bank harmless from any loss or liability incurred by Bank in connection with honoring any such telephonic or other oral requests for Advances. All written Advance requests are effective only upon receipt by Bank.

         10. Loan Agreement. This Note is subject to the terms and provisions of the Loan Agreement, which is incorporated herein by reference for all purposes. The holder of this Note is entitled to the benefits provided in the Loan Agreement, and the holder of this Note shall be entitled to the benefits provided in the Loan Agreement and to all of the Liens, benefits, rights and privileges set forth in or otherwise arising under any and all agreements, instruments, certificates and other documents executed or delivered or contemplated to be executed or delivered in connection with the Loan Agreement or the transactions that are the subject matter thereof, as any of the same may be renewed, extended, restated, supplemented, increased, amended or otherwise modified from time to time. Unless otherwise expressly defined herein, terms that are used in this Note which begin with an initial capital letter (including, without limitation, the term "Loan Documents") shall have the meanings ascribed to such terms in the Loan Agreement. Reference is made to the Loan Agreement for a description of the collateral securing the payment of this Note, a statement of certain of the rights of the holder of this Note, certain terms and conditions upon which the Maturity Date may be extended and for other purposes provided herein. Reference is also made to the Loan Agreement for a statement of certain terms and provisions relevant to this Note but not contained herein including, without limitation, Defaults and Events of Default and prepayment terms. Neither the reference to the Loan Agreement nor the reference to any term or provisions thereof shall, however, affect or impair the absolute and unconditional obligation of the Maker to pay the principal of and interest on this Note when due and payable.

         11. Prepayments; Consequential Loss. Any prepayment made hereunder shall be made together with all interest accrued but unpaid on this
Note through the date of such prepayment.   Contemporaneously with each
prepayment of principal, Borrower shall give Bank written notice indicating whether such prepayment is to be applied to the Base Rate Balance or a particular LIBOR Balance. If such notice is not timely received by Bank, Borrower shall be deemed to have selected to prepay the Base Rate Balance and, if any sums remain after satisfying all of the Base Rate Balance, the remaining sums shall be applied to any LIBOR Balance(s) that Bank determines in its sole discretion. If Borrower makes any payment of principal with respect to any LIBOR Balance on any day prior to the last day of the Interest Period applicable to such LIBOR Balance, Borrower shall reimburse Bank on demand the Consequential Loss incurred by Bank as a result of the timing of such payment. A certificate of Bank setting forth the basis for the determination of a Consequential Loss shall be delivered to Borrower and shall, in the absence of manifest error, be conclusive and binding as to such determination and amount.

         12.     Additional Costs .   Borrower agrees to pay to Bank all
Additional Costs within ten (10) days of receipt by Borrower from Bank of a statement setting forth the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding upon Borrower absent manifest error. Failure on the part of Bank to demand compensation for any Additional Costs in any Interest Period shall not constitute a waiver of Bank's right to demand compensation for any Additional Costs incurred during any such Interest Period or in any other subsequent or prior Interest Period. The term "Additional Costs" shall mean such additional amount or amounts as Bank shall reasonably determine will compensate Bank for actual costs incurred by Bank in maintaining LIBOR Rates on the LIBOR Balances or any portion thereof as a result of any change, after the date of this Note, in applicable law, rule or regulation or in the interpretation or administration thereof by, or the compliance by Bank with any request or directive from, any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) or by any domestic or foreign court changing the basis of taxation of payments to Bank of the LIBOR Balances or interest on the LIBOR Balances or any portion, thereof at an Adjusted LIBOR Rate or any other fees or amounts payable under this Note or the Loan Agreement (other than taxes imposed on all or any portion of the overall net income of Bank by the State of Texas or the Federal government), or imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Bank, or imposing on Bank, as the case may be, or on the London interbank market any other condition affecting this Note, the Loan Agreement or the LIBOR Balances so as to increase the cost of Bank making or maintaining Adjustable LIBOR Rates with respect to the LIBOR Balances or any portion thereof or to reduce the amount of any sum received or receivable by Bank under this Note or the Loan Agreement (whether of principal, interest or otherwise), by an amount deemed by Bank in good faith to be material, but without duplication for Reserve Requirement.

         13. Notices. Except as otherwise specified herein, all notices and requests required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or, if mailed, two Business Days after deposited in a regularly maintained receptacle for the United States Postal Service, postage prepaid, registered or certified, return receipt requested, addressed to Borrower or Bank at the respective addresses determined in accordance with Section 9.1 of the Loan Agreement.

         14. Legal Fees. If this Note is placed in the hands of any attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Borrower agrees to pay all costs of collection including, but not limited to, court costs and reasonable attorneys' fees.

         15. Waivers. Borrower and each surety, endorser, guarantor and any other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, protest, notice of protest, intention to accelerate, acceleration and non-payment, or other notice of default, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes; provided, however, this Note may not be amended or modified except by a written instrument signed by the Borrower and the holder hereof.

         No waiver by Bank of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Bank; no delay or omission in the exercise or enforcement by Bank of any rights or remedies shall ever be construed as a waiver of any right or remedy of Bank; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Bank.

         16. Remedies. Upon the occurrence of any Event of Default that is not cured within the time, if any, provided for in the Loan Documents, the holder hereof may, at its option, (i) declare the entire unpaid balance of principal and accrued but unpaid interest on this Note to be immediately due and payable, (ii) refuse to advance any additional amounts under this Note,
(iii) foreclose all liens securing payment hereof, (iv) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to, any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (v) pursue any combination of the foregoing.

         17. Spreading. Any provision herein, or in any document securing this Note, or any other document executed or delivered in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, neither Bank nor any holder hereof shall in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that Bank or any holder hereof shall be paid, as interest, a sum greater than the maximum amount permitted by applicable law to be charged to the person, partnership, firm or corporation primarily obligated to pay this Note at the time in question. If any construction of this Note or any document securing this Note, or any and all other papers, agreements or commitments, indicate a different right given to Bank or any holder hereof to ask for, demand or receive any larger sum as interest, such is a mistake in calculation or wording which this clause shall override and control, it being the intention of the parties that this Note and all other instruments securing the payment of this Note or executed or delivered in connection herewith shall in all things comply with the applicable law and proper adjustments shall automatically be made accordingly. In the event that Bank or any holder hereof ever receives, collects or applies as interest, any sum in excess of the Maximum. Rate, if any, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note, and if this Note is paid in full, any remaining excess shall be paid to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, if any, Borrower and Bank or any holder hereof shall, to the maximum extent permitted under applicable law: (a) characterize any nonprincipal payment as an expense or fee rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) "spread" the total amount of interest throughout the entire term of this Note; provided that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, if any, Bank or any holder hereof shall refund to Borrower the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by the Bank or any holder hereof under this Note at the time in question.

         18. Choice of Law. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Tarrant County, Texas.

         19. Renewal. This Note renews the principal and accrued unpaid interest as of the date hereof under that certain Revolving Credit Note ("Prior Note") dated May 12, 1995, in the stated principal amount of $10,000,000 executed by Maker and payable to the order of Bank. The first payment of interest under this Note shall include accrued and unpaid interest which accrued prior to the date hereof under the Prior Note.

                                       PMC COMMERCIAL TRUST


                                       By: /s/ Jan F. Salit
                                          -----------------------------
                                       Name: Jan F. Salit
                                            ---------------------------
                                       Title: Executive Vice President
                                             --------------------------